Exhibit 10.26

CLIFFORD CHANCE PTE LTD
EXECUTION COPY
DATED 26 JUNE 2009
FIRST AMENDMENT AND RESTATEMENT AGREEMENT
FAR EAST ENERGY LIMITED
as Seller
MIE HOLDINGS CORPORATION
as Company
MI ENERGY CORPORATION
and
STANDARD BANK PLC
as Buyer

RELATING TO AN
OPTION AGREEMENT
DATED 12 JANUARY 2009

THIS DEED is made on 26 June 2009
BETWEEN:
(1)	FAR EAST ENERGY LIMITED, a company organised under the laws of Hong Kong (the “Seller”);

(2)	MIE HOLDINGS CORPORATION, an exempt company incorporated with limited liability in the Cayman Islands (the “Company”);

(3)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Island (“MIE”); and

(4)	STANDARD BANK PLC (the “Buyer”).
THE PARTIES AGREE as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Effective Date” means the date of “Completion” under the TPG SPA.

“Original Option Agreement” means the Option Agreement dated 12 January 2009 between the Seller and the Buyer.

“Restated Agreement” means the Original Option Agreement, as amended by this Deed, the terms of which are set out in Schedule 1 (Restated Agreement).

1.2	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the Restated Agreement has the same meaning in this Deed.

(b)	The principles of construction set out in the Original Option Agreement shall have effect as if set out in this Deed.
1.3	Clauses

In this Deed any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Deed.

1.4	Third party rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

2.	RESTATEMENT

2.1	Restatement of the Original Option Agreement

With effect from the Effective Date and in consideration of the sum of $1 paid by the Buyer to the Seller, the Company and MIE (the receipt and sufficiency of which is acknowledged by the Seller, the Company and MIE) the Original Option Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Restated Agreement.)
3.	WARRANTIES

The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading as at the date of this Deed and as if references in any Warranty to “this Deed” are references to this Deed.

4.	CONTINUITY AND FURTHER ASSURANCE

4.1	Continuing obligations

The provisions of the Original Option Agreement shall, save as amended by this Deed, continue in full force and effect.

4.2	Further assurance

Each of the Seller, the Company and MIE shall, at the request of the Buyer and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Deed.
5.	FEES, COSTS AND EXPENSES
5.1	Transaction expenses

The Seller shall promptly on demand pay the Buyer the amount of all costs and expenses (including legal fees) reasonably incurred by the Buyer in connection with the negotiation, preparation, printing and execution of this Deed and any other documents referred to in this Deed.

5.2	Enforcement costs

The Seller shall, within three Business Days of demand, pay to the Buyer the amount of all costs and expenses (including legal fees) incurred by the Buyer in connection with the enforcement of, or the preservation of any rights under, this Deed.

5.3	Stamp taxes

The Seller shall pay and, within three Business Days of demand, indemnify the Buyer against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.

6.	MISCELLANEOUS

6.1	Incorporation of terms

The provisions of Clause 11 (Notices), Clause 12 (Governing Law and Jurisdiction), and Clause 14 (Invalidity) of the Original Option Agreement shall be incorporated into this Deed as if set out in full in this Deed and as if references in those clauses to “this Deed” are references to this Deed.

6.2	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

7.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
IN WITNESS WHEREOF, this Deed has been signed by the Buyer and duly executed as a deed by the Seller, the Company and MIE and is intended to be and is hereby delivered by each of the Seller, the Company and MIE as a deed on the date specified above.

SCHEDULE 1
Restated Agreement

CLIFFORD CHANCE PTE LTD
DATED 12 JANUARY 2009
AMENDED AND RESTATED
ON THE FIRST EFFECTIVE DATE
FAR EAST ENERGY LIMITED
as Seller
MIE HOLDINGS CORPORATION
as Company and Company
MI ENERGY CORPORATION
and
STANDARD BANK PLC
as Buyer

OPTION AGREEMENT

THIS DEED is made on 12 January 2009 and is amended and restated on the First Effective Date
BETWEEN:
(1)	FAR EAST ENERGY LIMITED, a company organised under the laws of Hong Kong (the “Seller”);

(2)	MIE HOLDINGS CORPORATION, an exempt company incorporated with limited liability in the Cayman Islands (the “Company”);

(3)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”); and

(4)	STANDARD BANK PLC (the “Buyer”).
THE PARTIES AGREE as follows:
1.	INTERPRETATION

1.1	In this Deed:

“2008 Accounts” means the audited financial statements of MIE as of 31 December 2008 as certified by MIE’s accountants.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates and (ii) with respect to the Seller and the Company, Affiliate shall include Zhang and Zhao and each of their respective Affiliates.

“Allocable Indemnity Payment” means, in respect of any Put Share, an amount equal to (a) the aggregate indemnity payments made by the Warrantors to the Buyer under this Deed which have resulted in a reduction in the purchase price of the Put Shares in accordance with International Financial Reporting Standards divided by (b) the total number of Put Shares held by the Buyer.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and the People’s Republic of China.

“Completion” means completion of an exercise of the option to buy some or all of the Option Shares in accordance with this Deed.

“Compliance with Financing Agreements” has the meaning given to it in Clause 10.1.3 (Put Option).

“Early Put Option Trigger Event” means any of the following events or circumstances:
(a)	the FEEL Shareholders do not comply with any provision in Clause 2 of the FEEL Shareholders Undertakings;

(b)	the Seller does not comply with any provision in Clause 13.3 of the Shareholders’ Agreement;

(c)	the Seller or the Company does not comply with any provision in Clause 13.4 of the Shareholders’ Agreement; or

(d)	any of the Seller, the Company or MIE commences a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation, compulsory composition or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any of them or for any substantial part of its property, or ceases to carry on the whole or substantially the whole of its business or makes any general assignment for the benefit of creditors, or enters into any composition with its creditors, or takes corporate action in furtherance of any such action.
“Election Notice” has the meaning given to it in Clause 10.1.2 (Put Option).

“Encumbrance” means a mortgage, charge, pledge, assignment by way of security, lease, easement, servitude, deposit arrangement, lien (statutory or other), option, restriction, financing or similar statement or notice filed under any recording or notice statute, preference, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer, retention arrangement, or conditional sale) having similar effect.

“Escrow Shares” has the meaning given to it in Clause 11.2.2 (Initial Public Offering).

“Fair Value” means the fair value of any Put Share as of the date of the Put Exercise Notice, as agreed between the Buyer and the Seller, or in the absence of any such agreement within 15 days of the date of the Put Exercise Notice, as determined (based on the assumption that the Put Shares (or the Preferred Shares), on an as-converted basis, have the same per-share value as fully paid up Ordinary Shares, and that the Company is a going concern and attributing no discount for the fact that the Put Shares represent a minority interest) by an independent international evaluator (who shall make such determination within 30 days after the date of selection, and whose decision, in the absence of manifest error, shall be final and binding on the Buyer and the Seller), mutually agreed between the Buyer and the Seller (or in the absence of such agreement, selected by the Buyer from three independent international evaluators nominated by the Seller), with significant experience in valuation of international oil and gas businesses and shall take into account equity market comparables at the time on Recognised Stock Exchanges.
“FEEL Shareholders” means Zhang, Zhao and Shang.

“FEEL Shareholders Undertakings” has the meaning given in the SPA.

“Final Completion” means the Completion following which the Option Value becomes $0.

“First Amendment and Restatement Deed” means the amendment and restatement deed dated 26 June 2009 between the parties hereto which amended and restated this Deed with effect from the First Effective Date.

“First Effective Date” has the meaning given to such term in the First Amendment and Restatement Deed.

“General Warranty Expiration Date” means the date falling on the earlier of (a) the expiration date of the lock-up period applicable to the Buyer following the Qualified IPO and (b) the date falling 36 months from the date of “Completion” (as defined in the TPG SPA).

“GOC” means Global Oil Corporation.

“Governmental Authority” means any national or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, juridical, public, regulatory, legislative or statutory instrumentality, authority, body, agency, department, bureau or entity (including any zoning authority or any comparable authority) or any arbitrator with authority to bind a Person at law.

“Indemnity Cap” means an amount equal to 45% of the Option Value.

“Indonesia JVs” means:
(a)	PT. MI Energy Indonesia, a limited liability company domiciled in Jakarta and formed in 2007 by MIE, Sinofar Limited (a company domiciled in Singapore), Mr. Zhang Huien, Mr. Zhang Ruilin and PT. Sartika Raya (a company domiciled in Jakarta);

(b)	a joint venture established pursuant to a joint venture agreement dated May 3, 2007 between PT. MI Energy Indonesia and PT. Petro Muba;

(c)	a joint venture established pursuant to a joint venture agreement dated 2007 between PT. MI Energy Indonesia and Perusahaan Daerah Sarana Pembangunan Muara Enim; and

(d)	PT. Excel Delight International Energy, a limited liability company domiciled in Jakarta and formed in 2007 by MIE, Darfield International Limited, Zhang Huien, Zhang Ruilin and PT. Sartika Raya.
“Instalment Purchase” has the meaning given to it in Clause 10.1.2 (Put Option).
“IPO Application Date” means the date on which an application is first submitted to a Recognised Stock Exchange to list shares of the Company on such Recognised Stock Exchange in connection with a proposed Qualified IPO, provided that at least 60 days prior to such date:
(a)	the Buyer is given written notice of the Company’s intention to submit such application on that date;

(b)	the Seller notifies the Buyer of the identity of its advisers in connection with such proposed Qualified IPO; and

(c)	the Seller provides the Buyer with a timetable (agreed between the Company and its advisers in connection with the proposed Qualified IPO) for the listing of shares in the Company in connection with the proposed Qualified IPO, and further provided that such application to the Recognised Stock Exchange is in fact submitted on such date.
“IPO Return Deficiency” has the meaning given to it in Clause 11.2.1 (Initial Public Offering).
“Losses” means any damages, deficiencies, losses (including loss of value of the Option Shares purchased by the Buyer pursuant to this Deed), costs, liabilities and expenses.
“Microbes” means Microbes, Inc.
“Option” means the rights granted to the Buyer by Clause 2 (Grant of Option to Buy Shares).
“Option Notice” means a written notice in the form (or substantially the form) set out in Schedule 1 from the Buyer to the Seller exercising the Option pursuant to Clause 2 (Grant of Option to Buy Shares).
“Option Period” means the period commencing on and from (i) in the case of paragraphs (a) and (b) below, the date falling six months from the date of this Deed, and (ii) in the case of paragraph (c) below, the date of this Deed, to and including the earliest of:
(a)	the day preceding the date falling 36 months after the SPA Completion;

(b)	the date falling 30 days prior to the IPO Application Date; and

(c)	the date falling two months after the consummation of the Preferred Shares Transaction.
“Option Price” means an amount in dollars calculated based on the following formula:
Requested Shares x Strike Price
“Option Shares” means the Ordinary Option Shares or the Preferred Option Shares, as the case may be.

“Option Value” means, at any time, $8,000,000 less the aggregate of the Option Prices paid by the Buyer to the Seller in connection with each Completion prior to such time.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.01 each.

“Ordinary Option Shares” means, at any time, the number of Ordinary Shares calculated on the basis of the following formula:
Option Value
 Ordinary Shares Strike Price
rounded up to the nearest share.

“Ordinary Shares Strike Price” means $26.00.

“Party” means a party to this Deed and “Parties” means all of them.

“Per Share IPO Price” has the meaning given to it in Clause 11.2.1 (Initial Public Offering).

“Person” means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“PRC” means the People’s Republic of China.

“Preferred Shares” means the first series of preferred shares of the Company purchased and sold in a Preferred Shares Transaction.

“Preferred Option Shares” means, at any time, the number of Preferred Shares calculated on the basis of the following formula:
Option Value
Preferred Shares Strike Price
rounded up to the nearest share.

“Preferred Shares Strike Price” means the purchase price per Preferred Share under the Preferred Shares Transaction.

“Preferred Shares Transaction” means the first sale and purchase of Preferred Shares in the Company after the date of this Deed, provided that the aggregate purchase price for such Preferred Shares is not less than $20,000,000 and further provided that such sale and purchase is completed on or prior to the date falling 30 days prior to the IPO Application Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Put Exercise Notice” has the meaning given to it in Clause 10.1.1 (Put Option).

“Put Option” has the meaning given to it in Clause 10.1.1 (Put Option).

“Put Option Period” means the period commencing on the earlier of (i) the day following the date falling 24 months after “Completion” (as defined in the TPG SPA) and (ii) date of the occurrence of an Earlier Put Option Trigger Event and ending on the earlier of (A) the day following the date falling 60 months after “Completion” (as defined in the TPG SPA) and (B) the closing date of the Qualified IPO in accordance with the provisions of Clause 11.2 (Initial Public Offering) of this Agreement.

“Put Price” means a price per Put Share equal to the greater of:
(a)	the Fair Value of such Put Share as of the date of the Put Exercise Notice; and

(b)	an amount equal to the sum of (i) the difference between the aggregate of the Option Prices paid by the Buyer to the Seller in connection with each Completion under this Deed divided by the number of Preferred Shares issued to or purchased by the Buyer in connection with all Completions under this Deed plus (ii) 15% per annum on such amount compounded on an annual basis from the date of the relevant Completion on which such Put Share was issued or purchased through the date of the Put Exercise Notice (such greater amount, the “Base Put Amount”), less:
(i)	the aggregate amount of any and all distributions made in respect of such Put Share plus 15 % per annum from the date of such distribution compounded on an annual basis through the date of the Put Exercise Notice less:
(ii)	the Allocable Indemnity Payment in respect of such Put Share plus 15% per annum from the date of such payment compounded on an annual basis through the date of the Put Exercise Notice,

plus interest on the Base Put Amount at 15% per annum compounded on an annual basis from the date of the Put Exercise Notice through the date on which such Put Shares are purchased and fully paid.
“Put Purchase Date” has the meaning given to it in Clause 10.1.2 (Put Option).

“Put Return Deficiency” has the meaning given to it in Clause 10.1.3 (Put Option).

“Put Return Deficiency Payment Date” has the meaning given to it in Clause 10.1.3 (Put Option).

“Put Shares” has the meaning given to it in Clause 10.1.1 (Put Option).

“Qualified IPO” has the meaning given in the SPA.

“Recognised Stock Exchange” has the meaning given in the SPA.

“Refinancing Letter Agreement” means a letter agreement dated 19 June 2009 among MIE, the Company, FEEL and TPG.

“Restated Articles” means the Amended and Restated Memorandum and Articles of the Company, in the form set out in Exhibit A to the amendment agreement to the SPA dated 24 June 2009.

“Requested Shares” has the meaning given to it in Clause 3.2 (Exercise of Option).

“SAFE” means the State Administration of Foreign Exchange of the PRC including its successors.

“SB Anticipated IPO Return” has the meaning given to it in Clause 11.2.1 (Initial Public Offering).

“Shang” means Shang Zhiguo, PRC passport number G18197033.

“Share Charge” has the meaning given to it in Clause 11.1 (Security for claims).

“Shareholders’ Agreement” has the meaning given in the SPA.

“Shares” means the Ordinary Shares and any other shares of the Company, whether fully or partly paid.

“Single Purchase” has the meaning given to it in Clause 10.1.2 (Put Option).

“SPA” means the shares purchase agreement dated 12 January 2009 and entered into between the Buyer, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo and the Seller in relation to the sale by the Seller and the purchase by the Buyer of 197,049 ordinary shares in the capital of the Company, as the same may be amended, restated, consolidated, supplemented, novated or replaced from time to time.

“SPA Completion” has the meaning given to “Completion” in the SPA.

“Specific Indemnities” has the meaning given to it in Clause 9.1.

“Standard Bank Facility” means the Borrowing Base Facility Agreement dated 29 October 2007 by and between MIE, Standard Bank Asia Limited, as Arranger, Agent, Security Trustee and Technical Bank, Standard Bank PLC as the Offshore Account Bank and the Original Lenders (as such term is defined therein), as amended, and any agreement to renew, replace or repay any amounts outstanding under the Standard Bank Facility pursuant to the Refinancing Letter Agreement.

“Strike Price” means the Ordinary Shares Strike Price or the Preferred Shares Strike Price, as the case may be.

“Third Party Claim” has the meaning given to it in Clause 9.2.1 (Procedure for Indemnification (Third Party Claims)).

“TPG” means TPG Star Energy Limited, an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates.

“TPG SPA” means the Series A Preferred Shares Subscription and Put Option Agreement dated as of June 19, 2009 by and among TPG, the Seller, the Company and MIE.

“Unpaid IPO Return Deficiency Amount” has the meaning given to it in Clause 11.2.2 (Initial Public Offering).

“Warrantors” means the Company and the Seller.

“Warranty” means a statement contained in Schedule 2 and “Warranties” means all those statements.

“Zhang” means Zhang Ruilin, PRC passport number G18206054.

“Zhao” means Zhao Jiangwei, PRC passport number G11875117.

1.2	In this Deed, a reference to:
1.2.1	a Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Deed;

1.2.2	a reference to any agreement or document is a reference to that agreement or document as amended, restated, consolidated, supplemented, novated or replaced from time to time; and

1.2.3	“$” and “dollars” denote the lawful currency of the United States of America.
1.3	The headings in this Deed do not affect its interpretation.

2.	GRANT OF OPTION TO BUY SHARES

2.1	In consideration of the sum of $1 (the sufficiency of which the Seller hereby acknowledges), the Seller irrevocably grants to the Buyer an option to buy and to require the Seller to transfer to the Buyer (and/or such person(s) as the Buyer directs) (i) if the Company does not issue any Preferred Shares pursuant to a Preferred Shares

Transaction during the Option Period, all or any of the Ordinary Option Shares, or (ii) if the Company issues any Preferred Shares pursuant to a Preferred Shares Transaction during the Option Period, any or all of the Preferred Option Shares.
2.2	The Option Shares shall be sold with full title guarantee free from any Encumbrance and with all rights attaching to the Option Shares at the date of the relevant Completion.

3.	EXERCISE OF OPTION

3.1	The Option may be exercised only by the delivery by the Buyer to the Seller of an Option Notice at any time during the Option Period.

3.2	The Option Notice must specify the date of Completion, which must be a Business Day not less than three Business Days after the delivery of the relevant Option Notice (notwithstanding that such Business Day may fall outside the Option Period) and the number of Option Shares to which the Option Notice relates (the “Requested Shares”).

3.3	The Option may be exercised by the Buyer in whole or in part and, if in part, on any number of occasions.

3.4	For the avoidance of doubt, the total number of outstanding Shares shall not change as a result of the transactions contemplated under Clause 2 (Grant of option to buy Shares) or this Clause 3.

4.	CANCELLATION OF OPTION

If the Buyer has not submitted an Option Notice prior to such time, the Option shall be automatically cancelled in full on the last day of the Option Period.

5.	COMPLETION

5.1	Completion shall take place by 3.00 p.m. on the date specified in the Option Notice at the offices of the Buyer’s legal advisers, or at another time or place agreed by the Seller and the Buyer.

5.2	At Completion:
5.2.1	the Seller shall deliver to the Buyer the documents specified in Schedule 3 (Completion Requirements);

5.2.2	the Seller shall sign all documents and take all other action necessary to enable the Buyer (and/or such other person as the Buyer directs) to become the registered and beneficial owner of the Requested Shares being transferred to the Buyer (and/or such other person as the Buyer directs) including, without limitation, the use of the voting and other rights arising by its holding of shares in the capital of the Company and to ensure that the Buyer’s (and/or such other person’s) name is entered in the register of members of the Company as the holder of those Requested Shares; and

5.2.3	the Buyer shall pay the Option Price to the Seller in accordance with Clause 6 (Payment of Option Price).
5.3	The Buyer is not obliged to pay the Option Price unless:
5.3.1	the Seller complies with all of its obligations under this Clause 5 and Schedule 3 (Completion Requirements);

5.3.2	the transfer to the Buyer (and/or such other person as the Buyer directs) of all of the relevant Requested Shares is completed simultaneously; and

5.3.3	all such consents and/or waivers as may be required under any applicable laws and/or the Finance Documents for the transfer of the relevant Requested Shares to the Buyer (and/or such other person as the Buyer directs) have been obtained in form and substance satisfactory to the Buyer.
5.4	If Completion does not take place on the date set for Completion pursuant to Clause 5.1 because the Seller fails to comply with any of its obligations under this Clause 5 (whether or not such failure amounts to a repudiatory breach), the Buyer may, by notice to the Seller:
5.4.1	proceed to Completion to the extent reasonably practicable (but if the Buyer exercises its option pursuant to this Clause 5.4.1, completion of the purchase of some of the Requested Shares does not affect the Buyer’s rights in connection with the other Requested Shares); or

5.4.2	postpone Completion to a date not more than ten Business Days after the date set for Completion in Clause 5.1 (notwithstanding that such date may fall outside the Option Period); or

5.4.3	terminate this Deed; or

5.4.4	revoke the relevant Option Notice, in which case the Requested Shares specified in such Option Notice shall remain subject to the Option and may be included in a new Option Notice.
5.5	If the Buyer postpones Completion to another date in accordance with Clause 5.4.2, the provisions of this Deed apply as if that other date is the date set for Completion in Clause 5.1.

5.6	If the Buyer terminates this Deed pursuant to Clause 5.4.3 or Clause 7 (Warranties), each Party’s further rights and obligations cease immediately on termination, but termination does not affect a Party’s accrued rights and obligations at the date of termination.

6.	PAYMENT OF OPTION PRICE

The Buyer shall pay the Option Price in cash into an account in the Seller’s name (as notified by the Seller to the Buyer) for value on the date of the relevant Completion.

7.	WARRANTIES

7.1	The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading at the date of this Deed. On and immediately before Completion, the Seller is deemed to warrant to the Buyer that each Warranty is true, accurate and not misleading by reference to the facts and circumstances at the date of Completion. For this purpose an express or implied reference in a Warranty to the “date of this Deed” is to be construed as a reference to the “date of Completion”.

7.2	The Seller acknowledges that the Buyer is entering into this Deed in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Buyer to enter into this Deed.

7.3	Between the date of this Deed and Final Completion, the Seller shall notify the Buyer immediately if it becomes aware of any fact or circumstance which constitutes or which would or might constitute a breach of Clause 7.1 or which would or might cause a Warranty to be untrue, inaccurate or misleading if given in respect of the facts or circumstances at the date the Seller becomes aware of the same.

7.4	If, at any time before Final Completion, the Buyer considers that the Seller is in breach of any provision of this Deed (whether or not such breach amounts to a repudiatory breach) or if the Seller gives a notice under Clause 7.3, the Buyer may, in its discretion, elect to proceed to Completion in respect of all or any of the Option Shares by delivery of an Option Notice or Option Notices in accordance with Clause 3 (Exercise of Option) or terminate this Deed.

7.5	If the Buyer terminates this Deed pursuant to Clause 7.4, the Seller shall indemnify the Buyer, and keep the Buyer indemnified, on demand against all its costs, liabilities, obligations, damages, expenses and losses however arising which the Buyer may suffer or incur by reason of any breach of any provisions of this Deed by the Seller.

7.6	Each Warranty is to be construed independently and (except where this Deed provides otherwise) is not limited by a provision of this Deed or another Warranty.

8.	UNDERTAKINGS

Until Final Completion, the Seller shall not (without having first obtained the Buyer’s written consent):
(a)	sell, transfer or otherwise dispose of any interest in any of the Option Shares or any right attaching to the Option Shares (except as required pursuant to this Deed); or

(b)	create or allow to be created any Encumbrance over the Option Shares (except pursuant to the Transaction Security).

9.	INDEMNITIES

9.1	Specific Indemnities

Subject to and as from each Completion, the Warrantors shall jointly and severally indemnify and hold harmless the Buyer from and against any Losses whether arising before or after such Completion to the extent resulting from:
9.1.1	any claims made pursuant to or in connection with the Amendment to Stock Purchase Agreement dated as of 19 May 2008 by and among Microbes, MIE and the Seller against the Company or MIE (other than any claim that the Company did not loan to the Seller $20,000,000 in time to enable the Seller to meet the payment amount payable under such agreement), including Losses accrued against MIE prior to the date of the First Amendment and Restatement Deed, and all other claims by Microbes against the Company, MIE or the Buyer relating to Microbes’ investment in MIE. Any payment made by MIE or the Company to Microbes (or its affiliated parties) shall be applied against, and result in a reduction of, MIE’s liability vis-à-vis the Seller;

9.1.2	the arbitration proceedings brought by GOC on 14 May 2003 and 27 April 2004, respectively, in relation to an operating agreement entered into between Microbes and GOC dated 25 September 2000 and the subject matter of those proceedings;

9.1.3	Fullfame Enterprise Ltd.’s previous shareholding in MIE, including but not limited to its rights to disproportionate dividend distributions and other governance rights or otherwise, any rights granted pursuant to the cooperation agreement and the share transfer agreement between the Seller, MIE and Fullfame Enterprise Ltd. dated 30 June 2005 and 22 September 2005 respectively, and any claims brought by current or previous holders or beneficial owners of shares in, or directors of, Fullfame Enterprise Ltd. (or by anyone who alleges to be such a person);

9.1.4	any contravention of laws or regulation in the PRC by MIE or the Seller relating to loans, guarantees given by Zhang, debt settlements, or transactions having similar effect made between MIE, the Company, the Seller and/or Zhang or any other national or resident of the PRC;

9.1.5	the failure or delay by the Company or MIE or any of the current or previous holders or owners of shares or other securities in the Seller, the Company or MIE in obtaining any required SAFE registrations or approvals (including roundtripping approvals);

9.1.6	any claim for taxes of MIE (which term shall cover taxes and duties of any kind, amounts withheld on account of taxation of any person, social security charges and similar, fines and late payment interest charges and penalties, duties, and claw-back of relief previously granted) that were incurred, or which relate to any period, prior to the date of any Completion and not paid by MIE before such date, save to the extent provided for as a specific accrual in the 2008 Accounts or in any management accounts relating to a period after 31 December 2008 which have been provided to the Buyer prior to the date of the First Amendment and Restatement Deed and save for taxation accruing in the ordinary course on MIE’s trading activities undertaken since 31 December 2008; and

9.1.7	MIE’s direct or indirect interests in any of the Indonesia JVs, including but not limited to any claims against MIE in relation to (i) any operations, business, assets, liabilities or obligations of any of the Indonesia JVs, (ii) MIE’s obligation to provide any funds or financial assistance of any kind to any of the Indonesia JVs or any third parties in connection with MIE’s investment in the Indonesia JVs and/or (iii) any termination, liquidation or winding-up of MIE’s direct or indirect interests in any of the Indonesia JVs
(collectively, the “Specific Indemnities”); provided, however, that the Warrantors shall have no obligation to indemnify or hold harmless the Buyer for any such claims to the extent that the aggregate amount of Losses in respect of (i) the Specific Indemnities for which the Warrantors would otherwise be liable and (ii) any breach of the Warranties exceeds the Indemnity Cap.
9.2	Procedure for Indemnification (Third Party Claims)
9.2.1	If the Buyer receives written notice of the commencement of any Proceeding by a third party (a “Third Party Claim”), and the Buyer intends to seek indemnity pursuant to this Clause 9, the Buyer shall as promptly as practicable provide each Warrantor with notice in writing of the Third Party Claim; provided, however, that no delay on the part of the Buyer in notifying such Warrantor will relieve such Warrantor from any obligation hereunder unless (and then solely to the extent) such Warrantor is materially and actually prejudiced as a result thereof. Such Warrantor shall be entitled to assume the defence of such Third Party Claim at its own expense; provided that such Warrantor shall not be entitled to assume the defence of a Third Party Claim to the extent that the Buyer reasonably determines that it has defences, claims or positions that are unique, separate or distinct from the defences, claims or positions that might be available to other Persons relating to such Third Party Claim (such as jurisdictional defences). Such defence shall be conducted through counsel selected by such Warrantor, which counsel shall be satisfactory to the Buyer. Should such Warrantor so elect to assume the defence of a Third Party Claim, such Warrantor will not be liable to the Buyer for any legal or other expenses subsequently incurred by the Buyer in connection with the defence thereof. If such Warrantor is conducting the defence of the Third Party Claim, the Buyer shall be entitled, at its own expense, to retain separate counsel and participate in the defence of such Third

Party Claim. Such Warrantor will keep the Buyer informed of all material developments relating to or arising in connection with such Third Party Claim.
9.2.2	In the event that (i) the relevant Warrantor(s) fail to so assume the defence of any Third Party Claim within 30 days after receipt of notice thereof from the Buyer, (ii) the relevant Warrantor(s) and the Buyer are both parties to or subjects of the proceedings and the Buyer shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them or (iii) in any event, to the extent the Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Buyer which, in the reasonable judgment of the Buyer, if successful, is reasonably likely to establish a precedential custom or practice that is materially detrimental to the continuing business interests of the Buyer, the Buyer shall have the right to undertake the defence of such Third Party Claim and, if such Third Party Claim is one for which the Buyer is entitled to be indemnified under this Clause 9, such defence of such Third Party Claim shall be at the expense and for the account of the Warrantors.

9.2.3	Each Warrantor shall be required to obtain the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned) before consenting to any judgment, entering into or making any settlement, compromise or discharge of any Third Party Claim or any liability in respect thereof.

9.2.4	Each Warrantor shall not be entitled to control (but shall be entitled to participate at its own expense in) the defence of any Third Party Claim as to which such Warrantor fails to assume the defence within 30 days after receipt of notice thereof from the Buyer; provided, however, that the Buyer shall make no settlement, compromise, discharge, admission, or acknowledgment that would give rise to any liability on the part of any Warrantor without the prior written consent of such Warrantor (such consent not to be unreasonably withheld, delayed or conditioned).

9.2.5	The reimbursement of fees, costs and expenses required by this Clause 9 shall be made by periodic payments during the course of the investigation or defence, as and when bills are received or expenses incurred.
9.3	Procedure for Indemnification (Direct Claims)

In any case in which the Buyer seeks indemnification hereunder which is not subject to Clause 9.2 (Procedure for Indemnification (Third Party Claims ))because no Third Party Claim is involved, the Buyer shall notify each Warrantor in writing as promptly as reasonably practicable of any Losses which the Buyer claims are subject to indemnification under the terms hereof. The failure of the Buyer to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent the resulting delay materially and actually prejudices the position of such Warrantor with respect to such claim.
10.	PUT OPTION
10.1	Put Option
10.1.1	At any time during the Put Option Period, the Buyer shall have the option, exercisable in its sole discretion and exercisable only once (the “Put Option”), to require the Seller to purchase some or all of the Option Shares purchased by the Buyer pursuant to this Deed (the “Put Shares”) and then owned by the Buyer (at the Put Price multiplied by the applicable number of Put Shares) by delivering written notice thereof to the Seller (with a copy to MIE and the Company) (the “Put Exercise Notice”) specifying the number of Put Shares to be purchased. The Seller shall pay the aggregate Put Price for the Put Shares to the Buyer in full within one year of the date of the Put Exercise Notice. MIE and the Company shall be jointly and severally liable with the Seller for the obligations of the Seller set forth in this Clause 10.

10.1.2	Upon delivery by the Buyer of the Put Exercise Notice, the Seller shall elect whether it wishes to purchase the Put Shares (i) in one instalment (a “Single Purchase”) or (ii) in three evenly spaced instalments (with the instalments being as nearly as practicable of equal numbers of Put Shares and the final instalment being on a date no later than one year after the date of the Put Exercise Notice) (an “Instalment Purchase”). The first instalment in an Instalment Purchase shall be made no later than 90 days after the date of the Put Exercise Notice.

No later than 10 days after the date of the Put Exercise Notice, the Seller shall notify the Buyer by written notice (the “Election Notice”) of (x) the election of a Single Purchase or an Instalment Purchase, (y) if the Seller elects an Instalment Purchase, the dates of each instalment (each, a “Put Purchase Date”) and the number of Put Shares to be purchased on each Put Purchase Date, and (z) the time and place in Beijing for the closing of the sale and purchase of the Put Shares to be sold on each Put Purchase Date.

No later than five days after the date on which the Put Price must be finally determined in accordance with this Deed, the Seller shall notify the Buyer by written notice of the Put Price payable on each Put Purchase Date, together with details of the method of calculation of the Put Price.

If the Seller elects a Single Purchase or an Election Notice is not given in accordance with the foregoing provisions, the Seller shall be deemed to have elected a Single Purchase on such date (which shall be treated as the Put Purchase Date but which shall not be later than five days after the date on which the Put Price must be finally determined in accordance with this Deed) and at such time and place in Beijing as the Buyer shall notify the Seller (with a copy to MIE and the Company).

10.1.3	Notwithstanding any other provisions in this Deed, if the aggregate Put Price for the Put Shares has not been paid to the Buyer in full within one year after the date of the Put Exercise Notice:
(a)	the Buyer shall first sell, transfer or assign any unpurchased Put Shares to any third party notwithstanding the provisions in Clauses 2.1, 2.2, and 2.3 of the Shareholders’ Agreement;

(b)	if the net proceeds from the sale by the Buyer of unpurchased Put Shares are less than the aggregate Put Price of the unpurchased Put Shares plus any additional Losses the Buyer may incur as a result of such failure by MIE, the Company and/or the Seller to pay the aggregate Put Price of the unpurchased Put Shares (such deficiency, the “Put Return Deficiency”), the Buyer’s rights under the Share Charges shall then become immediately enforceable solely for the purpose of recovering the amount of the Put Return Deficiency, including but not limited to the right to exercise the power of sale and all other powers, rights and benefits conferred by law and the Share Charges; and

(c)	if the net proceeds recovered pursuant to paragraph (b) above are insufficient for the Buyer to recover the Put Return Deficiency, then the Seller, MIE and the Company shall jointly and severally indemnify the Buyer for the unpaid amount of the Put Return Deficiency (the date on which any such unpaid amount is paid to the Buyer, the “Put Return Deficiency Payment Date”), to the extent that any of the Seller, MIE and the Company has from time to time lawfully available funds to do so and that it will be in compliance (after paying such unpaid amount) with all of the terms of the Standard Bank Facility under which it has outstanding obligations on the relevant Put Return Deficiency Payment Date (“Compliance with Financing Agreements”) provided, that if any of the Seller, MIE and the Company does not fulfil its obligations to pay any part of such unpaid amount of the Put Return Deficiency on the relevant Put Return Deficiency Payment Date as a result of the application of the restrictions set forth in this paragraph (c), it shall remain subject to the obligation to pay the balance of the Put Return Deficiency as soon as it is able to pay in a manner that complies with such restrictions.
10.2	Completion
10.2.1	A Put Share shall only be transferred to the Seller if and to the extent that the relevant Put Price for such Put Share has been paid in full, and until payment of the relevant Put Price has been made in full, the Buyer shall maintain all its right, title and interest in such Put Share.

10.2.2	On or before the relevant Put Purchase Date, the Buyer shall surrender the certificate or certificates representing the Put Shares to be purchased on such

Put Purchase Date (or, if the Buyer alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Seller, MIE or the Company, in the manner and at the place designated in the Election Notice against payment in full of the relevant Put Price in immediately available funds to the order of the Buyer. In the event that less than all of the Preferred Shares represented by a certificate are purchased, a new certificate representing the balance of the unsold Preferred Shares shall promptly be issued to the Buyer by the Company and a certificate for the Put Shares so purchased shall be issued to the Seller, MIE or the Company (as the case may be).
11.	COVENANTS

11.1	Security for Claims.

At each Completion, the Seller shall charge by way of first ranking charge a number of Ordinary Shares equal in number to 96.226446% of the number of Preferred Shares the Buyer purchases at such Completion (rounded off to the nearest Ordinary Share), in the form attached hereto as Schedule 4 (Form of Share Charge) (or in such other form as may be acceptable to the Buyer), in favour of the Buyer (each such first ranking charge, a “Share Charge”) as security for the indemnities contained in Clauses 9 (Indemnities) and 10 (Put Option). The foregoing security shall be released at the later to occur of (i) the General Warranty Expiration Date, (ii) the final settlement of all claims from the Buyer which may be outstanding on such General Warranty Expiration Date in respect of the indemnities under Clauses 9 (Indemnities), and (iii) the payment of the Put Return Deficiency.

11.2	Initial Public Offering
11.2.1	If the final price per Ordinary Share of the Company in the Qualified IPO (the “Per Share IPO Price”) multiplied by the total number of Ordinary Shares which the Buyer would hold (on an as-converted basis in accordance with the Restated Articles) upon the Qualified IPO is less than the sum of (i) the difference between the aggregate of the Option Prices paid by the Buyer to the Seller in connection with each Completion under this Deed, plus (ii) 30% per annum on such amount compounded on an annual basis from the date of the relevant Completion through the closing date of the Qualified IPO (the “SB Anticipated IPO Return”), the Company shall compensate the Buyer for such deficiency (the “IPO Return Deficiency”). MIE and the Seller shall be jointly and severally liable with the Company for the obligations of the Company set forth in this Clause 11.2.

11.2.2	The obligations of the Company, MIE and/or the Seller to compensate the Buyer for the IPO Return Deficiency shall be satisfied in the following manners and order of priority:

(a)	first, prior to the execution of the underwriting agreement, the Company and/or MIE shall pay in cash an amount equal to the IPO Return Deficiency plus any costs and expenses of the escrow account in an escrow account for the benefit of the Buyer with an escrow agent which shall be irrevocably instructed to transfer the IPO Return Deficiency amount by wire transfer of immediately available funds in dollars to an account specified by the Buyer immediately upon the closing of the Qualified IPO without the need for any further action or instruction on the part of any Person;

(b)	second, if any of the IPO Return Deficiency amount is not paid to the escrow account in accordance with paragraph (a) above prior to the execution of the underwriting agreement (the “Unpaid IPO Return Deficiency Amount”), the Seller shall, prior to the execution of the underwriting agreement, pay in cash an amount equal to the Unpaid IPO Return Deficiency Amount (or in lieu thereof or in combination therewith, deposit the number of Ordinary Shares equal to the Unpaid IPO Return Deficiency Amount divided by the Per Share IPO Price (rounded up to the nearest share, the “Escrow Shares”) along with all transfer documents reasonably requested by the Buyer or the escrow agent to effect the transfer of a valid and marketable title in the Escrow Shares to the Buyer in accordance therewith) plus any costs and expenses in escrow for the benefit of the Buyer with an escrow agent which shall be irrevocably instructed to transfer the Unpaid IPO Return Deficiency Amount or the Escrow Shares to the Buyer (or any nominees nominated by the Buyer) immediately upon closing of the Qualified IPO without the need for any further action or instruction on the part of any Person;

(c)	third, if any of the IPO Return Deficiency amount is not paid to the escrow account in accordance with paragraph (a) and/or (b) above prior to the execution of the underwriting agreement, the Company shall (x) include in the underwriting agreement a provision stating that part of the proceeds from the Qualified IPO equal to the Unpaid IPO Return Deficiency Amount plus any costs and expenses of the escrow account shall be placed in an escrow account for the benefit of the Buyer with an escrow agent acceptable to the Buyer which shall be irrevocably instructed to transfer the Unpaid IPO Return Deficiency Amount by wire transfer of immediately available funds in dollars to an account specified by the Buyer immediately upon the closing of the Qualified IPO without the need for any further action or instruction on the part of any Person, and (y) undertake to and with the other parties to the underwriting agreement to do all things reasonably within its power which are necessary or reasonably desirable to give full effect to the provision in the underwriting agreement referred to in sub-paragraph (x) above.

11.2.3	The Company, MIE and/or the Seller shall bear any and all costs and expenses of any escrow account or escrow agent referred to in this Clause 11.2. The Buyer shall select the escrow agent referred to in this Clause 11.2 (upon reasonable consultation with the Company).
12.	GENERAL

12.1	A variation of this Deed is valid only if it is in writing and signed by or on behalf of each Party.

12.2	The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

12.3	The Buyer’s rights and remedies contained in this Deed are cumulative and not exclusive of rights or remedies provided by law.

12.4	Each date, time or period referred to in this Deed is of the essence. If the Parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

12.5	Except to the extent that they have been performed and except where this Deed provides otherwise the obligations contained in this Deed remain in force after Final Completion and this Deed shall terminate automatically upon the performance in full of such obligations.

12.6	A person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

12.7	This Deed supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Deed and contains the entire agreement between the Parties relating to the subject matter of this Deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

12.8	The Seller shall bear all costs and expenses (including taxes and duties) in relation to this Deed.

13.	ASSIGNMENT

13.1	The Seller may not (and may not purport to) assign or transfer or declare a trust of the benefit of or in any other way alienate any of its rights under this Deed in whole or in part without having first obtained the Buyer’s written consent.

13.2	The Buyer may assign its rights or transfer its rights and obligations under this Deed and the Seller agrees, at its own cost, to do all acts and things as may be required by the Buyer to effect any such assignment or transfer.

14.	NOTICES

14.l	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

14.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is as follows:

if to the Buyer, to	:	Standard Bank PLC Cannon Bridge House 25 Dowgate Hill London EC 4R 2SB Fax: +852 2822 7947

Attention: John Wixley c/o Standard Bank Asia Limited

if to the Seller, the Company,	:	Suite 406, Block C, Grand Place
or MIE, to		5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC

Attention: Mr. Zhang Ruilin
Facsimile: (8610) 5123 8866,
or any substitute address, fax number or department or officer as a Party may notify to the other Party by not less than five Business Days’ notice.

14.3	Delivery
14.3.1	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 14.2 (Addresses), if addressed to that department or officer.

14.3.2	Any communication or document to be made or delivered to the Buyer will be effective only when actually received by the Buyer and then only if it is expressly marked for the attention of the department or officer identified with the Buyer’s signature below (or any substitute department or officer as the Buyer shall specify for this purpose).
14.4	English language
14.4.1	Any notice given under or in connection with this Deed must be in English.

14.4.2	All other documents provided under or in connection with this Deed must be:
(a)	in English; or

(b)	if not in English, and if so required by the Buyer, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
15.	GOVERNING LAW AND JURISDICTION

15.1	This Deed and all non-contractual obligations arising out of or in connection with it are governed by English law.

15.2	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Deed (a “Dispute”).

15.3	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

15.4	This Clause is for the benefit of the Buyer only. As a result it does not prevent the Buyer from taking proceedings relating to a Dispute (“Proceedings”) in any other court with jurisdiction. To the extent allowed by law, the Buyer may take concurrent Proceedings in any number of jurisdictions.

16.	COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

17.	INVALIDITY

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
17.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

17.1.2	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Deed.

IN WITNESS WHEREOF, this Deed has been signed by the Buyer and duly executed as a deed by the Seller and is intended to be and is hereby delivered by it as a deed on the date specified above.

SCHEDULE 1
Form of Option Notice
[BUYER’S LETTERHEAD]
To:	Far East Energy Limited (the “Seller”)

[Address]

Date:	[insert date]
OPTION NOTICE
1.	We refer to the Option Agreement dated [ ] between Far East Energy Limited and Standard Bank PLC (the “Option Agreement”).

2.	Terms defined in the Option Agreement shall have the same meanings in this Option Notice unless the context requires otherwise. References to a Clause are to a clause of the Option Agreement.

3.	The Buyer hereby notifies the Seller pursuant to Clause 3 (Exercise of Option) that it wishes to exercise the Option granted in Clause 2.1 to buy [insert number of shares required] Option Shares at a Strike Price of $[ ], subject to the terms of the Option Agreement.

4.	The date of Completion shall be [insert date].

Signed by [          ]
for and on behalf of
Standard Bank PLC

SCHEDULE 2
Warranties
1.	CAPACITY AND AUTHORITY

1.1	Incorporation and existence

The Seller is a company established under the laws of Hong Kong and has been in continuous existence since its establishment.

1.2	Right, power, authority and action
1.2.1	The Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Deed and each document to be executed at or before Completion or for the exercise of the Option.

1.2.2	The Seller has the right, power and authority to conduct its business as conducted at the date of this Deed.
1.3	Binding agreements

The Seller’s obligations under this Deed and each document to be executed at or before Completion are, or when the relevant document is executed will be, valid, binding and enforceable in accordance with their terms.

2.	SHARES

2.1	Save for this Deed, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Option Shares. No person has claimed to be entitled to any Encumbrance in relation to any of the Option Shares.

2.2	The Seller has the right to transfer full legal and beneficial title to the Option Shares.

2.3	The Option Shares will be delivered to the Buyer (and/ or such person(s), as it directs) free from any Encumbrance.

2.4	The Option Shares are fully paid up and will rank at least pari passu with all other shares of the Company of the same class in issue.

SCHEDULE 3
Completion Requirements
1.	At Completion, the Seller shall deliver to the Buyer:
1.1.1	the share certificate(s) for the Requested Shares being transferred by the Seller;

1.1.2	any stock transfer document or other document, executed by the Seller and in favour of the Buyer (or such person(s), as it directs), reasonably requested by the Buyer; and

1.1.3	as evidence of the authority of each person executing a document referred to in this Schedule 3 on the Seller’s behalf:
(a)	a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or a relevant extract thereof; or

(b)	a copy of the power of attorney conferring the authority,
in each case certified to be true by a director or the secretary of the Seller.
1.2	The Seller shall ensure that at Completion a meeting of the board of directors of the Company is held at which the directors vote in favour of the registration of the Buyer or such person(s), as it directs as member(s) of the Company in respect of the Requested Shares (subject to the production of properly stamped transfers).

1.3	The Seller shall, within five Business Days of Completion:
1.3.1	ensure that new share certificates for the Requested Shares are issued in the name of the Buyer (or such person(s), as it directs); and

1.3.2	provide the Buyer with a certified copy of the register of members of the Company evidencing the Buyer’s (or such other person’s) ownership of the Requested Shares.
1.4	The Seller shall promptly take all other action which may, in the opinion of the Buyer, be necessary to effect the transfer of the Requested Shares to the Buyer (or such person(s), as it directs).

SCHEDULE 4
Form of Share Charge

Dated [     ]
FAR EAST ENERGY LTD.
as Chargor
in favour of
STANDARD BANK PLC
as Secured Party

SHARE CHARGE

WARNING
THE EXECUTION OR TAKING OR SENDING OF THIS DOCUMENT IN OR INTO (AS THE
CASE MAY BE) THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF
CAYMAN ISLANDS STAMP DUTY EQUAL TO THE AMOUNT OF 1.5% OF THE AMOUNT
CHARGED (SUBJECT TO A CAP OF Cl$500 OR ABOUT US$600)

i

THIS SHARE CHARGE (this “Charge”) is made by way of deed on                     , 2009.
BETWEEN
(1)	FAR EAST ENERGY LTD., a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (the “Chargor”); and

(2)	STANDARD BANK PLC (the “Secured Party”),
(the Secured Party and the Chargor are hereinafter referred to collectively as the “Parties” and Individually as a “Party”).
RECITALS:
(A)	The Chargor, the Secured Party and others have entered into the Option Agreement (as defined below), pursuant to which the Secured Party may purchase Preferred Shares issued by the Company from the Chargor from time to time (as defined below).

(B)	One of the conditions under the Option Agreement is that the Chargor shall enter into a share charge as security for the Secured Obligations at each Completion (as defined in the Option Agreement), and that such share charge shall charge a number of Ordinary Shares equal in number to 96.226446% of the number of Preferred Shares the Secured Party purchases at such Completion (rounded off to the nearest Ordinary Share). This Charge is entered into in accordance with such condition of the Option Agreement.

(C)	The board of directors of the Chargor is satisfied that the Chargor is entering into this Charge for the purposes of its business and that its doing so benefits the Chargor.

(D)	The Parties intend this Charge to take effect as a deed.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Charge:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Charge” has the meaning given such term in the Preamble.

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means all rights, powers and remedies of the Secured Party provided by this Charge or by law.

“Company” means MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Chargor and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (a) any changes or developments generally affecting the industry in which the Chargor or any of its Subsidiaries operates, which changes or developments do not disproportionately affect the Chargor or any of its Subsidiaries relative to other participants in such industry in any material respect, (b) any changes or developments in connection with general economic, political or regulatory conditions, which changes do not disproportionately affect the Chargor or any of its Subsidiaries and (c) any changes or proposed changes in accounting standards used by the Chargor or any of its Subsidiaries.

“Option Agreement” means the option agreement entered into between, amongst others, the Chargor and the Secured Party and dated 12 January 2009, as amended and restated on [ ] 2009, and as the same may be amended, restated, consolidated, supplemented, novated or replaced from time to time.

“Party” has the meaning given such term in the Preamble.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Portfolio appointed by law or in accordance with the terms of this Charge.

“Related Assets” means, in relation to the Chargor, (i) all dividends, interest and other monies payable in respect of the Shares and/or assets within this definition of Related Assets and (ii) all other rights, benefits and proceeds in respect of or derived from any or all of the Shares and/or assets falling within this definition of Related Assets (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor.

“Relevant Event” means the failure of the Chargor, the Company and/or MIE to comply with any obligation under clauses 9 and 10 of the Option Agreement.

“Secured Party” has the meaning given such term in the Preamble.

“Secured Obligations” means all obligations at any time due, owing or incurred by the Chargor, the Company and/or MIE to the Secured Party under clauses 9 and 10 of the Option Agreement.

“Security” means the security created under or pursuant to or evidenced by this Charge.

“Shares” means [ ] Ordinary Shares in the Company held by, to the order or on behalf of the Chargor, as specified in Schedule 6 (Details of Shares).

1.2	Terms defined in the Option Agreement

Unless defined in this Charge or the context otherwise requires, a term defined in the Option Agreement has the same meaning in this Charge or any notice given under or in connection with this Charge, as if all references in such defined terms to the Option Agreement were a reference to this Charge or such notice.

1.3	Construction

Clause 1.3 (Principles of Construction) of the Option Agreement will apply as if incorporated in this Charge or in any notice given under or in connection with this Charge, as if all references in such Clauses to the Option Agreement were a reference to this Charge or such notice.

2.	COVENANT TO PAY AND CHARGE

2.1	Covenant to Pay

The Chargor covenants with the Secured Party to promptly pay and discharge on demand of the Secured Party any Secured Obligation which is due and payable by it pursuant to and under the terms of the Option Agreement.

2.2	Charge

The Chargor, as legal and beneficial owner, charges by way of first fixed charge the Charged Portfolio in favour of the Secured Party as continuing security for the payment and discharge of the Secured Obligations.

3.	DEPOSIT OF CERTIFICATES, RELATED RIGHTS, RELEASE AND ANNOTATION OF

REGISTER OF MEMBERS

3.1	Deposit of certificates

The Chargor will immediately upon the execution of this Charge (or upon coming into possession of the Chargor at any time) deposit (or procure there to be deposited) with the Secured Party:
3.1.1.	certified copies of its corporate documents required to authorise the due execution and delivery of this Charge;

3.1.2.	all certificates and other documents of title to the Shares which shall be issued as separate certificates to correspond to number of Shares charged to the Secured Party to facilitate enforcement;

3.1.3.	share transfer forms substantially in the form set out in Schedule 1 (Form of Share Transfer) (executed in blank by or on behalf of the Chargor) in respect of the Shares which by the shareholders letter of authority referred to in Clause 3.1.4 below the Secured Party will be entitled to date following the occurrence of a Relevant Event;

3.1.4.	a duly executed and dated shareholders letter of authority in the form of Schedule 2 (Form of Shareholder Letter of Authority) to this Charge and an irrevocable power of attorney which in accordance with its terms shall be exercisable following the occurrence of a Relevant Event for as long as such Relevant Event is continuing;

3.1.5.	an executed irrevocable proxy and power of attorney in the forms set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to this Charge made in favour of the Secured Party in respect of, among other things, all shareholder meetings and written resolutions of the Company;

3.1.6.	executed but undated written resolutions of the board of directors of the Company substantially in the form of Schedule 4 (Form of written resolutions of directors); and

3.1.7.	an undertaking from the Company to register transfers of the Shares to the Secured Party or such parties’ nominee(s) and pending such registration to recognise the irrevocable proxy and power of attorney (in the form set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to this Charge in the form set out in Schedule 5 (Form of Undertaking from the Company) to this Charge.

3.2	Related Assets

Subject to clause 5.2(g), the Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Secured Party of (a) all certificates and other documents of title representing those Related Assets and (b) such duly executed blank (stamped, if necessary or desirable for the Secured Party) share transfer forms substantially in the form set out in Schedule 1 (Form of Share Transfer) or other instruments of transfer in respect of those Related Assets as the Secured Party may require.

3.3	Release

Upon the latest to occur of (i) the General Warranty Expiration Date, (ii) the final settlement of all claims from the Secured Party which may be outstanding on such Warranty Expiration Date, (ii) the final settlement of all claims from the Secured Party which may be outstanding on such General Warranty Expiration Date in respect of the indemnities under Clauses 9 (Indemnities), and (iii) the payment of the Put Return Deficiency, the Secured Party shall, promptly at the request of the Chargor but at the cost of the Secured Party, execute all such documents and do all such other things as may be considered reasonably necessary to release this Charge.

3.4	Annotation of Register of Members

The Chargor shall, within three (3) Business Days following execution of this Charge or in the case where the Chargor has acquired Related Assets, promptly upon the issuance of such Related Assets:
3.4.1	procure that the following notation be entered on the Register of Members of the Company:

“[ ] ordinary shares of US$0.01 par value issued to Far East Energy Limited as fully paid up are charged in favour of Standard Bank Plc (including its successors, assigns and transferees) pursuant to a share charge dated [insert date], as amended from time to time.”; and

3.4.2	provide the Secured Party with a certified copy of such Register of Members of the Company with such notation.
3.5	Registration

The Chargor shall procure that prescribed particulars of this Charge shall forthwith upon execution hereof be presented (together with this Charge) to the Hong Kong Companies Registry for registration against it (and in any event within two (2) weeks of the date of execution of this Charge).

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Voting rights and dividends prior to a Relevant Event

Except while a Relevant Event is continuing, the Chargor shall:
(a)	be entitled to all dividends, interest and other monies arising from the Charged Portfolio; and

(b)	subject to Clause 5.2(f), be entitled to exercise all voting rights in relation to the Charged Portfolio.

Without prejudice to the foregoing, the Secured Party shall not have any duty to ensure that any dividends, interest or other monies and assets receivable in respect of the Charged Portfolio are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Portfolio or to ensure the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Portfolio.

4.2	Calls and other payments prior to a Relevant Event

The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Portfolio. While a Relevant Event is continuing, the Secured Party may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor. Any amounts so paid by the Secured Party in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

4.3	Voting rights and dividends after a Relevant Event

Upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the Chargor shall pay to the Secured Party all dividends, interest and other monies received by it in connection with its Charged Portfolio or any part thereof at any time during the subsistence of this Charge and shall, at all times prior to such payment to the Secured Party, hold the same on trust for the Secured Party. Without prejudice to the foregoing, upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the Secured Party may, at their discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):
(a)	exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;

(b)	apply all dividends, interest and other monies arising from all or any part of the Charged Portfolio towards the discharge of the Secured Obligations as though they were the proceeds of sale under this Charge;

(c)	date and deliver the documents delivered to it pursuant to this Charge as it considers appropriate and to take all steps to register the Charged Portfolio in the name of the Secured Party or such parties’ nominee or nominees and to transfer control to the Secured Party or their nominee(s) as registered owner of the Shares; and

(d)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio including without limitation the right, in relation to any company whose shares or other securities are included in the Charged Portfolio, to concur or participate in:
(i)	the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities, in each case in the manner and on the terms the Secured Party thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.

5.	CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Representations

The Chargor makes the following representations and warranties to the Secured Party and acknowledges that the Secured Party has become a Party to this Charge in reliance on these representations and warranties:
(a)	Status
(i)	It is duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(ii)	It has the power to own its assets and carry on its business as it is being conducted.
(b)	Binding obligations

The obligations expressed to be assumed by it in this Charge are, subject to any general principles of law as at the date of this Charge limiting its obligations, legal, valid and binding obligations enforceable in accordance with its terms.

(c)	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Charge (including any transfer of the Shares on creation or enforcement of the security constituted by this Charge) do not and shall not:
(i)	conflict with:
(A)	any material law or regulation applicable to it;

(B)	its constitutional documents; or

(C)	any material agreement or instrument binding upon it, any of its assets or the Shares; or
(ii)	result in the existence of, or oblige it to create, any security over the Shares (other than the security contemplated by this Charge).
(d)	Ranking

The security created by this Charge has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking security.

(e)	Power and authority
(i)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Charge and the transactions contemplated by this Charge.

(ii)	No limit on its powers will be exceeded as a result of the grant of security contemplated by this Charge.
(f)	Ownership of Shares

It is the sole legal and beneficial owner of the Charged Portfolio free and clear of all security interests save as created by this Charge and has not sold or disposed of or granted any options or pre-emption rights in respect of any of its right, title and interest, in the Charged Portfolio and all of the Shares are validly issued, fully paid and are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by any of the Secured Party should any of the Secured Party come to enforce its security over the Charged Portfolio contained in this Charge.

(g)	Authorisations

All consents, licences, approvals and authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Charge; and

(ii)	to make this Charge admissible in evidence in its jurisdiction of incorporation and in the Cayman Islands, have been obtained or effected and are in full force and effect.
(h)	Governing law

Subject to any general principles of law as at the date of this Charge limiting its obligations:
(i)	the choice of Cayman Islands law as the governing law of this Charge will be recognised and enforced in its jurisdiction of organisation; and

(ii)	any judgment obtained in the Cayman Islands in relation to this Charge will be recognised and enforced in its jurisdiction of organisation.
(i)	Insolvency

No order or petition has been presented or resolution passed for the administration, winding-up, dissolution or liquidation of the Chargor and no administrator, receiver or manager has been appointed in respect thereof. The Chargor has not commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction and there has not been commenced against he Chargor any such proceeding.

(j)	No proceedings pending or threatened

There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to the knowledge of the Chargor, threatened, against the Chargor or its activities, properties or assets, or to the knowledge of the Chargor, against any officer, director or key employee of the Chargor in connection with such officer’s director’s or key employee’s relationship with, or action taken on behalf of, the Chargor, including but not limited to any legal, administrative, arbitration or other action or proceeding or governmental investigation that questions the validity of this Charge, or the right of the Chargor to enter into this Charge, or the consummation of the transactions contemplated hereby, or that would result in a Material Adverse Effect or any change in the current equity ownership of the Chargor, nor is the Chargor aware that there is any basis for the foregoing.

(k)	Pari passu ranking

Its payment obligations under this Charge rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(l)	No Stamp Taxes

Under the laws of Hong Kong, it is not necessary or desirable for the Secured Party that any stamp, registration or similar tax be paid on or in relation to this Charge.
5.2	Undertakings
(a)	Authorisations

The Chargor shall promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Secured Party of,
any material authorisation required under applicable law or regulation to enable it to perform its obligations under this Charge (where the failure to obtain and comply with such authorisation could reasonably be expected to have a Material Adverse Effect) and each other authorisation required to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Charge.

(b)	Compliance with laws

The Chargor shall comply in all material respects with all laws applicable to it, if failure to comply could reasonably be expected to materially impair its ability to perform its obligations under this Charge enforceable in accordance with its terms.

(c)	No Action

The Chargor shall not without the prior written consent of the Secured Party:
(i)	permit any person other than the Chargor, the Secured Party or any transferee nominated by the Secured Party on enforcement of this Charge to be the registered holder of any of the Charged Shares;

(ii)	take any action to vary the rights attaching to the Charged Shares; or

(iii)	take any action which results in an increase or reduction in the authorised or issued share capital of the Company or the number of shares that the Company is authorised to issue or the issued share or share capital of the Company, other than as permitted by the Standard Bank Facility and/or the Finance Documents (as such term is defined in the Standard Bank Facility).
(d)	Disposals

The Chargor will not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the Charged Portfolio without the written consent of the Secured Party.

(e)	Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Secured Party may make that payment on behalf of the Chargor and any sums so paid by the Secured Party shall be reimbursed by the Chargor on demand.

(f)	Voting Rights

The Chargor shall not exercise its voting rights in relation to the Charged Portfolio in any manner, or otherwise permit or agree to, or concur or participate in any:
(i)	variation of the rights attaching to or conferred by all or any part of the Charged Portfolio;

(ii)	increase in the issued share capital of any company whose shares are charged pursuant to this Charge;

(iii)	exercise, renunciation or assignment of any right to subscribe for any shares or securities; or

(iv)	reconstruction, amalgamation, sale or other disposal of any company or any of the assets of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged under this Charge, which in the opinion of the Secured Party would prejudice the value of, or the ability of the Secured Party to realise, the security created by this Charge or the legality, validity or enforceability of this Charge.
(g)	No Other Security Interests

The Charged Portfolio shall remain free and clear of all security interests save as created by this Charge.

(h)	No Action

The Chargor shall not take any action which would cause any of the representations made in Clause 5.1 to be untrue or incorrect in any respect at any time before the Security is released.

6.	FURTHER ASSURANCE

6.1	Covenant for Further Assurance

The Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Secured Party may reasonably specify (and in such form as the Secured Party may reasonably require in favour of the Secured Party or such parties’ nominee(s)) for the purpose of exercising the Collateral Rights or perfecting the Security created or intended to be created in respect of the Charged Portfolio (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio) or for the exercise of the rights, powers and remedies of the Secured Party provided by or pursuant to this Charge or by law in each case in accordance with the rights vested in it under this Charge.

6.2	Prescribed Wording

The following covenants shall be implied in respect of any action taken by the Chargor to comply with its obligations under Clause 6.1:
(a)	the Chargor has the right to take such action in respect of the Charged Portfolio; and

(b)	the Chargor will at its own cost do all that it reasonably can to give the Secured Party or such parties’ nominee(s) the title and/or rights that it purports to give.
7.	POWER OF ATTORNEY

7.1	Appointment and powers

The Chargor irrevocably and by way of security for the payment of the Secured Obligations appoints the Secured Party and any Receiver severally to be its true and attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be necessary or desirable for:
(a)	carrying out any obligation imposed on the Chargor by this Charge (including the execution and delivery of any deeds, charges, assignments, written resolutions or other security and any transfers of the Charged Portfolio) if the Chargor has not itself carried out such obligation; and

(b)	enabling the Secured Party to exercise, or delegate the exercise of, all or any of the Collateral Rights (including without limitation, upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the exercise of any right of a legal or beneficial owner of the Chargor’s Charged Portfolio); and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Charge or by law.
Notwithstanding any other provision of this Charge, any power of attorney granted hereunder shall not be exercisable by or on behalf of the Secured Party until the occurrence of a Relevant Event and shall only be exercisable for so long as such Relevant Event is continuing.

7.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

8.	SECURITY ENFORCEMENT

8.1	Time for Enforcement

On and at any time after the occurrence of a Relevant Event (which is continuing) or if a petition or application is presented for the making of an administration order in relation to the Chargor or if any person gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court, the security created by or pursuant to this Charge is immediately enforceable and the Secured Party may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:
(a)	secure and perfect their title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Secured Party or such parties’ nominees);

(b)	enforce all or any part of the Security (at the times, in the manner and on the terms they think fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms they think fit); and

(c)	whether or not the Secured Party have appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by any applicable law in the Cayman Islands (as varied or extended by this Charge) on chargees and by this Charge on any Receiver or otherwise conferred by law on chargees or Receivers.
8.2	Secured Party liability
(a)	Neither the Secured Party nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable.

(b)	Neither the Secured Party nor any Receiver will be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any monies assigned by this Charge or to enforce any rights or benefits assigned to the Secured Party by this Charge or to which the Secured Party may at any time be entitled hereunder.

(c)	Neither the Secured Party nor their respective agents, managers, officers, employees, delegates or advisors will be liable for any claim, demand, liability, loss, damage, consequential damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder.
8.3	Statutory powers

The powers conferred by this Charge on the Secured Party are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession by law and in the case of any conflict between the powers contained in any such law and those conferred by this Charge the terms of this Charge will prevail.

9.	RECEIVERS AND ADMINISTRATORS

9.1	Appointment and removal

After this Charge becomes enforceable in accordance with Clause 8 (Security Enforcement), the Secured Party may by writing or otherwise, without prior notice to the Chargor:
(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;

(b)	appoint one or more Receivers of separate parts of the Charged Portfolio respectively;

(c)	remove (so far as it is lawfully able) any Receiver so appointed; and

(d)	appoint another person(s) as an additional or replacement Receiver(s).
9.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 9.1 (Appointment and removal) will be:
(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Secured Party; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Secured Party from time to time.
9.3	Powers of Receivers

In addition to the powers conferred by Clause 9.1, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio in respect of which he was appointed, and as varied and extended by the provisions of this Charge (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):
(a)	all the powers conferred on a receiver by any applicable law;

(b)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do;

(c)	the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Charge (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(d)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:
(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)	the exercise of any rights, powers and remedies of the Secured Party provided by or pursuant to this Charge or by law (including realisation of all or any part of the Charged Portfolio); or

(iii)	bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio.
9.4	Consideration

The receipt of the Secured Party or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Secured Party or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

9.5	Protection of purchasers

No purchaser or other person dealing with the Secured Party or any Receiver shall be bound to inquire whether the right of the Secured Party or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Secured Party or such Receiver in such dealings.

10.	EFFECTIVENESS OF COLLATERAL

10.1	Collateral Cumulative

The collateral constituted by this Charge and the Collateral Rights shall be cumulative, in addition to and independent of every other security which Secured Party may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Secured Party over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Charge.

10.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of any of the Secured Party, any right, power or remedy of any of the Secured Party provided by this Charge or by law shall impair such right, power or remedy, or operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of any of the Secured Party provided by this Charge or by law. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Secured Party may deem expedient. Any waiver by the Secured Party of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

10.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Charge is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.4	No liability

None of the Secured Party, the Secured Party’s nominee(s) or any Receiver appointed pursuant to this Charge shall be liable by reason of (a) taking any action permitted by this Charge or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except in the case of gross negligence or wilful default upon its part.

10.5	Implied Covenants for Title

It shall be implied in respect of Clause 2.2 (Charge) that the Chargor is charging the Charged Portfolio free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

10.6	Continuing security
(a)	The Security from time to time constituted by this Charge is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Secured Party.

(b)	No part of the Security from time to time constituted by this Charge will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.
10.7	Immediate recourse

The Chargor waives any right it may have of first requiring the Secured Party to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Charge. This waiver applies irrespective of any law or any provision of this Charge to the contrary.

10.8	Avoidance of Payments

Notwithstanding Clause 3.3 (Release) if the Secured Party consider that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Charge and the security constituted by this Charge shall continue and that amount shall not be considered to have been irrevocably paid.

10.9	Waiver of defences

The obligations of the Chargor under this Charge and this Security will not be affected by any act, omission, matter or thing which, but for this Clause 10.9 (Waiver of defences), would reduce, release or prejudice any of its obligations, or might operate to impair, affect or discharge the rights and security of the Secured Party, in whole or in part, under this Charge and this Security and whether or not known to the Company, the Chargor, the Secured Party or any other person including:
(a)	any time, waiver or consent granted to, or composition with, the Chargor or other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, the Chargor or any other person;

(e)	any amendment (however fundamental) or replacement of any document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any document or security; or

(g)	any insolvency or similar proceedings.
11.	INDEMNITY

11.1	Enforcement expenses

The Chargor shall, within three (3) Business Days of demand, pay to the Secured Party the amount of all costs and expenses (including legal fees) incurred by the Secured Party in connection with the exercise, enforcement or preservation of any rights, powers and remedies under this Charge, the enforcement of the Security created pursuant to this Charge and any proceedings instituted by or against the Secured Party (other than proceedings instituted by or against the Chargor) as a consequence of taking, holding or enforcing the Security created pursuant to this Charge or of exercising those rights, powers and remedies.

11.2	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Secured Party, their respective attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Charge, the exercise or purported exercise of any of the rights and powers conferred on them by this Charge or otherwise relating to the Charged Portfolio.

11.3	Currency

If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Secured Party when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Secured Party against the amount of such shortfall. For the purposes of this clause, “rate of exchange” means the rate at which the Secured Party is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

12.	APPLICATION OF PROCEEDS

All monies received or recovered by the Secured Party or any Receiver pursuant to this Charge or the powers conferred by it shall (subject to the claims of any person having prior rights thereto) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Secured Party (notwithstanding any purported appropriation by the Chargor) to the payment of the Secured Obligations.

13.	ASSIGNMENT

13.1	No Assignment and Exception

The provisions of this Charge shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that the Secured Party is permitted to assign their rights and benefits under this Charge, in whole or in part, to any Person who acquires Preferred Shares of the Company held by the Secured Party.

13.2	Disclosure

The Secured Party shall be entitled to disclose such information concerning the Chargor or any other person and this Agreement as the Secured Party consider appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

14.	NOTICES

14.1	All notices, consents, and other communications under or pursuant to this Charge (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to the Secured Party, to	:	Standard Bank PLC
Cannon Bridge House
25 Dowgate Hill
London EC 4R 2SB
Fax: +852 2822 7947

Attention: John Wixley c/o Standard
Bank Asia Limited

if to the Chargor, to	:	Far East Energy Limited
Suite 406, Block C Grand Palace
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC
Fax: (8610)5123 8866
Attention: Mr. Zhang Ruilin

14.2	English Language

Any notice and all other documents given under or in connection with this Agreement must be in English.

15.	WAIVERS AND COUNTERPARTS

15.1	Waivers

No waiver by the Secured Party of any of its rights under this Charge shall be effective unless given in writing.

15.2	Counterparts

This Charge may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charge.

16.	LAW

This Charge is governed by Cayman Islands law.

17.	ENFORCEMENT

17.1	Jurisdiction of the Cayman Islands Courts

The Parties agree that:
(a)	the courts of the Cayman Islands have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Charge (including a dispute regarding the existence, validity or termination of this Charge) (a “Dispute”) and for such purpose the Chargor and the Secured Party irrevocably submit to the jurisdiction of the Cayman Islands courts;

(b)	the courts of the Cayman Islands are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary; and

(c)	a final judgment or order in connection with this Charge of any court referred to in this Clause 17.1 is conclusive and binding on the Parties and may be enforced against it in the courts of any other jurisdiction, provided that nothing in this clause shall affect the right of the Secured Party to serve process in any manner permitted by law or limit the right of the Secured Party to take proceedings with respect to this Charge against the Chargor in any other jurisdiction, nor shall it limit the right of the Chargor to take proceedings with respect to this Charge against the Secured Party in any other jurisdiction, whether concurrently or not.

17.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:
(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the Cayman Islands courts in connection with this Charge;

(b)	agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned; and

(c)	if the agent referred to in paragraph (a) above ceases to be appointed, agrees to appoint another agent with an address in the Cayman Islands, promptly upon request by the Secured Party and authorises the Secured Party to appoint another agent if the Chargor fails to appoint one following such request.
THIS CHARGE has been signed on behalf of the Secured Party and executed as a deed by the Chargor and is hereby delivered by the Chargor on the date specified above.

SCHEDULE 1
Form of Share Transfer
MIE HOLDINGS CORPORATION (the “Company”)
SHARE TRANSFER FORM
We, Far East Energy Ltd. (the “Transferor”), for good and valuable consideration received by us from                                          (the “Transferee”) of                                         , do hereby transfer to the Transferee                      share(s) (the “Shares”) standing in our name in the register of members of the Company.

As Witness Our Hands Signed by the Transferor on the day of in the presence of:

Witness	Transferor

Signed by the Transferee on the day of in the presence of:

Witness	For and on behalf of Transferee

SCHEDULE 2
Form of Shareholder Letter of Authority
To: Standard Bank PLC
Date: [•] 2009
Dear Sirs
MIE HOLDINGS CORPORATION (the “Company”)
We hereby unconditionally and irrevocably authorise you to date, deliver, give full effect to and otherwise complete the share transfer form(s) (in respect of our shares in the Company) deposited by ourselves with yourselves pursuant to the Share Charge dated [•] (the “Charge”) between ourselves and Standard Bank PLC, following the occurrence of a Relevant Event (as defined in the Charge) and for as long as such Relevant Event is continuing and for such purposes we attach duly executed and dated irrevocable appointment of proxy and irrevocable power of attorney given by way of security in the forms as annexed hereto.

Yours faithfully,

For and on behalf of
Far East Energy Ltd.

SCHEDULE 3
Forms of Proxy and Power of Attorney
PART I
MIE HOLDINGS CORPORATION
IRREVOCABLE APPOINTMENT OF PROXY GIVEN BY WAY OF SECURITY
We, Far East Energy Ltd., hereby irrevocably (1) appoint Standard Bank PLC as our proxy to vote at meetings of the Shareholders of MIE Holdings Corporation (the “Company”) in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name and (2) ratify and confirm all acts and things Standard Bank PLC may do or cause to be done pursuant to this proxy.
This proxy is given by way of security pursuant to a share charge dated [•] made between Far East Energy Limited and Standard Bank PLC and is irrevocable.
IN WITNESS whereof this instrument has been duly executed as a deed this [•] day of [•] 2009.

The COMMON SEAL of	)
FAR EAST ENERGY LIMITED	)
was hereunto affixed	)
in the presence of:	)	Director

Witness Name:

Address:

Fax No.:

Attention:

Witness Name:

Address:

Fax No.:

Attention:

PART II
MIE HOLDINGS CORPORATION
IRREVOCABLE APPOINTMENT OF ATTORNEY-IN-FACT
GIVEN BY WAY OF SECURITY
We, Far East Energy Ltd., by way of security and in order to more fully secure the performance of our obligations under the Share Charge dated [•] (the “Charge”) between ourselves and Standard Bank PLC, pursuant to the Power of Attorney Law (1996 Revision) hereby irrevocably appoint Standard Bank PLC and the persons deriving title under it to be our attorney:
(a)	to execute and complete in favour of the Secured Party (as defined in the Charge) or its nominees or of any purchaser any documents which the Secured Party may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Secured Party or its nominees or in any purchaser and to give effectual discharges for payments;

(b)	to take and institute on non payment (if the Secured Party in its sole discretion so decides) all steps and proceedings in the name of the Secured Party or of the Secured Party for the recovery of such monies, property and assets hereby charged and to agree accounts;

(d)	to act as our corporate representative (and/or to appoint any officer or nominee of ours for such purpose) to represent us at any general meeting of members of MIE Holdings Corporation (the “Company”) and to sign any resolution in writing of the members of the Company (including in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name) or to requisition or convene general meetings of the Company or to waive or consent to short notice of such in that capacity;

(d)	to make allowances and give time or other indulgence to any surety or other person liable;

(e)	otherwise generally to act for us and in our name and on our behalf; and

(f)	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the monies, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 6 of the Charge) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.
The power hereby conferred shall be a general power of attorney and we hereby ratify and confirm and agree to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Secured Party of such power shall be conclusive evidence of its right to exercise the same.
IN WITNESS whereof this instrument has been duly executed as a deed this [•] day of [•] 2009.

The COMMON SEAL of	)
FAR EAST ENERGY LIMITED	)
was hereunto affixed	)
in the presence of:	)	Director

Witness Name:

Address:

Fax No.:

Attention:

Witness Name:

Address:

Fax No.:

Attention:

SCHEDULE 4
Form of written resolution of directors
MIE HOLDINGS CORPORATION (the “Company”)
Written resolution of the board of directors of the Company
TRANSFER OF SHARES
IT IS HEREBY RESOLVED THAT the following transfer of shares be approved:

Transferor	Transferee	Number and Class of Shares

SHARE CERTIFICATES
IT IS HEREBY RESOLVED THAT on the transfer of the shares pursuant to the foregoing resolutions, entries be made forthwith upon presentation of the form of transfer notwithstanding any suspension of the registration of transfers in the Register of Members and that upon the surrender to the Company of share certificates representing the shares being transferred that they be cancelled and that any Director be instructed to prepare, sign, seal and deliver on behalf of the Company share certificates as follows:

Name	Class of Shares	Share Certificate Number

By:

(Director)

Dated:

By:

(Director)

Dated:

SCHEDULE 5
Form of Undertaking from the Company
MIE HOLDINGS CORPORATION
[•] 2009
Standard Bank PLC
Dear Sirs
MIE HOLDINGS CORPORATION (THE “COMPANY”)
We refer to the Option Agreement dated                     , 2009 between, amongst others, Standard Bank PLC and Far East Energy Limited (the “Option Agreement”). We also refer to the Share Charge dated [•] between Far East Energy Ltd. (the “Chargor”) and Standard Bank PLC (the “Secured Party”) (the “Charge”) whereby, inter alia, the Chargor granted a charge over the Charged Portfolio in favour of the Secured Party.
Capitalised words and expressions used in this letter which are not expressly defined herein have the meanings ascribed to them in the Charge.
This letter of undertaking is given pursuant to Clause 3.1.7 of the Charge.
In consideration of the right of the Chargor referred to above and for other valuable consideration receipt of which is hereby acknowledged, the Company hereby irrevocably and unconditionally undertakes and covenants to register in the Company’s register of members any and all share transfers to either or both of the Secured Party or their respective nominees in respect of the Charged Portfolio submitted to the Company by or on behalf of the Secured Party upon presentation of the form of transfer and notwithstanding any suspension of the registration of transfers and pending such registration to recognise the irrevocable proxy and power of attorney in the forms set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to the Charge.
EXECUTED AS A DEED under the common seal of the Company on [date].

The COMMON SEAL of	)
MIE HOLDINGS CORPORATION	)
was hereunto affixed	)
in the presence of:	)	Director

Witness Name:

Address:
Fax No.:
Attention:

SCHEDULE 6
The Shares

Par Share value of
Name of shareholder	Certificate Number	Number of Shares	each
Far East Energy Limited	[insert]	[ ] Ordinary Shares	US$0.01

EXECUTION PAGE
The Chargor

The COMMON SEAL of	)
FAR EAST ENERGY LIMITED	)
was hereunto affixed	)
in the presence of:	)	Director

Witness Name:

Address:

Fax No.:

Attention:

The Secured Party

Signed for and on behalf of STANDARD BANK PLC

By:

Address:

Fax No.:

Attention:

FIRST AMENDMENT AND RESTATEMENT AGREEMENT
TO OPTION AGREEMENT
SIGNATURES

The Seller

The COMMON SEAL of	)
FAR EAST ENERGY LIMITED	)
was affixed hereto	)
in the presence of:	)

/s/ Zhaug Ruilin

Director

FIRST AMENDMENT AND RESTATEMENT AGREEMENT
TO OPTION AGREEMENT

The Company

EXECUTED as a DEED by	)
MIE HOLDINGS CORPORATION	)	/s/ Zhang Ruilin
in the presence of:	)

/s/ Vivian Tsoi
Signature of witness

Name:	Vivian Tsoi
Address:	81 Jianguo Road, 19th Floor Beijing 100025
Occupation:	Attorney

FIRST AMENDMENT AND RESTATEMENT AGREEMENT
TO OPTION AGREEMENT
MIE

EXECUTED as a DEED by	)
MI ENERGY CORPORATION	)	/s/ Zhang Ruilin
in the presence of:	)

/s/ Vivian Tsoi
Signature of witness

Name:	Vivian Tsoi
Address:	81 Jianguo Road, 19th Floor Beijing 100025
Occupation:	Attorney

FIRST AMENDMENT AND RESTATEMENT AGREEMENT
TO OPTION AGREEMENT

The Buyer

STANDARD BANK PLC

By:	/s/ John Wixley		/s/

	Name:	JOHN WIXLEY	Ng Man Lai pursuant to Power of Attorney dated 29/5/09
	Title:	Authorised Signer	Name:
Title: